Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

October 1, 2015

Pangaea Logistics Solutions Ltd.
109 Long Wharf, 2nd Floor
Newport, RI 02840
Attention: Edward Coll

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-1
Registration No. 333-201881

Ladies & Gentlemen:

We act as counsel for Pangaea Logistics Solutions Ltd. (the "Company"), a Bermuda company, in connection with its activities in the United States.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Company's to the Registration Statement on Form S-1 (File No. 333-201881) (the "Registration Statement") as filed publicly with the U.S. Securities and Exchange Commission (the "Commission") on July 2, 2015, as thereafter amended or supplemented including as amended by the post-effective amendment dated September 16, 2015. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Tax Considerations" and "Information with Respect to the Registrant" therein, the opinion set forth in the Registration Statement under the caption "Information with Respect to the Registrant - Tax Considerations - Material United States Federal Income Tax Consequences", insofar as such information describes the provisions of the federal tax laws of the United States constitutes the opinion of Willkie Farr & Gallagher LLP as to such laws.

Our opinion and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

New York Washington, DC Paris London Milan Rome Frankfurt Brussels

Pangaea Logistics Solutions Ltd.
October 1, 2015

We hereby consent to the references to our firm under the caption set forth above in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP